Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE	For more information contact:
Susan Asher at 404-847-4026
susan_asher@us.crawco.com

October 31, 2006
Crawford & Company Closes on Broadspire Services Acquisition
From Platinum Equity
ATLANTA—Crawford & Company announced today that it finalized its acquisition of Platinum Equity’s portfolio company Broadspire Services Inc., a leading third-party administrator offering a comprehensive integrated platform of casualty claim and medical management services.
Crawford acquired the privately-held corporation for $150 million. The acquisition is anticipated to more than double Crawford’s revenue from self-insured clients.
“This acquisition strengthens our position in the marketplace and the services we provide to our clients and brokers,” said Thomas W. Crawford, president and CEO of Crawford & Company. “The coupling of these two companies will help lower costs for clients, and offer them more specialized support services.”
Jim Levitas, senior vice president for mergers and acquisitions at Platinum Equity, said that Crawford & Company will continue the development of Broadspire Services, which Platinum established as a stand-alone company after acquiring the business in 2003 from Kemper Insurance Companies.
“We have invested a great deal in building Broadspire Services into one of the industry’s premier providers of integrated claims and medical management services,” Levitas said. “We are proud of the company’s strong capabilities and track record, and have a great deal of confidence that Crawford will continue building on Broadspire Services’ success.”
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Broadspire Services Finalized

Dennis Replogle, formerly president and chief executive officer of Broadspire Services, now president of Broadspire Services, a Crawford Company, said combining Broadspire Services and Crawford & Company would enhance the capabilities of each.
“This is a huge win for both companies and their clients,” said Replogle. “Binding with Crawford will offer our clients greater value and more services.”
The acquisition of Broadspire Services supports Crawford’s mission of becoming the leading third-party administrator of choice in all segments of the market for casualty claims program administration. Casualty claims administration encompasses workers’ compensation and auto and general liability exposures for the insured and self-insured marketplace. Based on 2005 revenue1, the combined Crawford and Broadspire Services organization will rank third in revenue from claims handled for this market segment. 1
Crawford & Company intends to retain the Broadspire Services name. Crawford Integrated Services, the Company’s risk and healthcare management business unit, will rebrand as Broadspire Services, a Crawford Company.
“Keeping the Broadspire Services name fits in with the Crawford & Company strategy of providing an independent, clearly recognizable identity for each business unit within the Company,” said Bob Kulbick, chief executive officer of Broadspire Services.
Crawford will have a conference call on the acquisition on Thursday, November 2, 2006, at 3:00 p.m. Eastern Standard Time. This call can be accessed by dialing 1-877-481-7146 (domestic) or 706-679-2795 (international).
The call will be recorded and available for replay until November 9, 2006. To listen, you may dial 1-800-642-1687 (domestic) or 706-645-9291 (international) (conference ID # 1004642).
This call is being webcast by Thomson/CCBN and can be accessed at Crawford & Company’s Web site at www.crawfordandcompany.com.
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Broadspire Services Finalized

The webcast is also being distributed through the Thomson StreetEvents Network. Individual investors can listen to the call at www.earnings.com, Thomson’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson StreetEvents (www.streetevents.com), a password-protected event management site.
About Crawford & Company
Based in Atlanta, Georgia, Crawford & Company (www.crawfordandcompany.com) is the world’s largest independent provider of claims management solutions to insurance companies and self-insured entities, with a global network of more than 700 offices in 63 countries. Major service lines include property and casualty claims management, integrated claims and medical management for workers’ compensation, legal settlement administration, including class action and warranty inspections, and risk management information services. The Company’s shares are traded on the NYSE under the symbols CRDA and CRDB.
About Platinum Equity
Platinum Equity (www.platinumequity.com) is a global M&A&O® firm specializing in the merger, acquisition and operation of companies that provide services and solutions to customers in a broad range of business markets, including information technology, telecommunications, logistics, manufacturing, and entertainment distribution. Since its founding in 1995 by Tom Gores, Platinum Equity has acquired more than 60 businesses with more than $13 billion in aggregate annual revenue.
About Broadspire Services
Broadspire (www.choosebroadspire.com), a third-party administrator, offers a broad array of customized casualty, medical management and integrated disability management services designed to increase employee productivity and contain costs. The services Broadspire offers include workers’ compensation, auto and general liability claims management; medical and field care management, either integrated with casualty services or available on an unbundled basis; integrated workers’ compensation and disability management programs. Broadspire is based in Plantation, Florida, a suburb of Ft. Lauderdale, with 1,800 employees throughout the United States.
Except for historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, including the integration and results of the acquisition. Crawford & Company faces risks associated with the acquisition, including, but not limited to, risks that the integration of Broadspire Services into the Company’s operations may not be successful or may be more expensive than anticipated and that the anticipated results of the combined company following the acquisition may not meet expectations. For a discussion of other factors which could affect the Company’s performance, see the Company’s Form 10-K for the year ended December 31, 2005 filed with the Securities and Exchange Commission, in particular the information under the headings “Business,” “Legal Proceedings” and “Management’s discussion and Analysis of financial Condition and Results of Operations.”
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[1]	Source: Business Insurance. March 20, 2006, page 16.